Exhibit 99.1

SS&C Technologies Completes Acquisition of Calastone

WINDSOR, CT, October 14, 2025 (BUSINESS WIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced it has completed its acquisition of Calastone from global investment firm Carlyle. Calastone is the largest global funds network and leading provider of technology solutions to the wealth and asset management industries. The purchase price is approximately £766 million (approximately US $1.03 billion), subject to certain adjustments.

SS&C funded the purchase with a combination of debt and cash. As part of the transaction, SS&C upsized its Term Loan B facility by $1,050 million, which has an interest rate of SOFR+200 and matures in 2031. The transaction is expected to be accretive over the next 12 months.

Effective immediately, Calastone’s team of 250 employees will join SS&C Global Investor & Distribution Solutions. They will report to General Manager Nick Wright. Calastone has an extensive global network, with offices in London, Luxembourg, Hong Kong, Taipei, Singapore, New York and Sydney.

Calastone’s technology solutions complement SS&C’s offerings in fund administration, transfer agency, AI and intelligent automation. The combined team will deliver a unified, real-time operating platform to reduce cost, complexity and operational risk for fund industry participants worldwide. Clients will benefit from enhanced distribution, investor servicing and operational scalability.

“Calastone’s network and technology further strengthen SS&C’s leadership across global fund operations,” said Bill Stone, Chairman and CEO of SS&C Technologies. “Together, we will accelerate innovation for our clients, expand our reach, and continue to simplify the way the industry operates.”

“This is an exciting new chapter for Calastone,” said Julien Hammerson, CEO of Calastone. “Joining SS&C gives our clients and employees access to greater scale, investment, and opportunity. We’re proud of what we’ve built and look forward to contributing to SS&C’s continued growth and global success.

SS&C was advised by Davis Polk & Wardwell LLP.

About Calastone

Calastone is the largest global funds network, connecting the world’s leading financial organisations.

Calastone’s mission is to reduce complexity, risk and costs, enabling the industry to deliver greater value to investors. 4,500 clients in 58 countries and territories benefit from Calastone’s services, processing over £250 billion of investment value each month.

Calastone is headquartered in London and has offices in Luxembourg, Hong Kong, Taipei, Singapore, New York and Sydney.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. More than 22,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Brian Schell | Chief

Financial Officer, SS&C

Technologies

Tel: +1-816-642-0915 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Sam Gentile

Tel : +1-646-818-9195
Email : pro-SSC@prosek.com

SOURCE: SS&C